Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT (the “Agreement”) is made as of the 11th day of August, 2014 (the “Effective Date”), between Oxnard Plains, LLC, an Indiana limited liability company (“Oxnard Plains”) and Santa Clara Plains, LLC, a Delaware limited liability company (“Santa Clara Plains”, and together with Oxnard Plains individually and collectively the “Seller”), and Gladstone Land Corporation, a Maryland corporation, or its designee (the “Purchaser”).

WHEREAS, Seller has agreed to sell and Purchaser has agreed to purchase the Property (as hereinafter defined);

NOW, THEREFORE, in consideration of the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Certain Definitions. For purposes of this Agreement, the following terms shall have the following definitions:

“Closing Date” shall mean the date which is fifteen (15) days after expiration of the Inspection Period.

“Due Diligence Materials” shall mean those materials and information more particularly described on Exhibit C attached hereto and incorporated by reference herein, to the extent that the same are in the possession or control of Seller.

“Earnest Money” shall mean the sum of Four Hundred Ninety Two Thousand and No/100 Dollars ($492,000.00), together with all interest accrued thereon.

“GAP” shall mean good agricultural practices.

“Government Payments” shall mean all federal, state and local government payments, benefits and entitlements associated with or applicable to the Property or any crops grown thereon, including without limitation any applicable direct payments or counter-cyclical payments under the Farm Security and Rural Investment Act of 2002, as amended.

“Inspection Period” shall mean the period beginning on the Effective Date and ending at 5:00 p.m. local time at the Property on the date which is sixty (60) days after the Effective Date.

“Improvements” shall mean all buildings, structures, gates, fences, roads, levees, ditches, grain bins, silos, appurtenances or other facilities currently existing on the Property, including without limitation all Irrigation Equipment, as more particularly set forth on Schedule 1. The Improvements do not include the items owned by the Tenant or the Subtenant.

“Irrigation Equipment” shall mean all below ground, surface and above ground irrigation equipment at the Property, including without limitation water wells, pumps, casings, risers, above and below ground pipes and pipelines, culverts, and overhead, drip, and pivot irrigation equipment, and all related power units, as applicable. All the Irrigation Equipment shall be deemed to be part of the Improvements to be conveyed to Purchaser, as more particularly set forth on Schedule 1. The Irrigation Equipment does not include the items owned by the Tenant or the Subtenant.

“Land” shall mean that certain real property located on Santa Clara Avenue in Ventura County, State of California, comprising approximately 332 gross acres, as more particularly described on Exhibit A attached hereto and incorporated herein by reference, together with all rights, easements, hereditaments and appurtenances thereunto belonging.

“Lease” shall mean collectively if more than one, any and all leases in effect at the Property, as more particularly described on Exhibit E attached hereto and incorporated herein by reference. Any such reference to the “Lease” shall mean all such leases, collectively, or any individual lease, as the context may require.

“Personal Property” shall mean Seller’s right, title and interest in and to any personal property used by Seller in conducting farming operations at the Property that will be conveyed to Purchaser as part of this transaction, if any, as more particularly described on Exhibit B attached hereto and incorporated by reference herein.

“Property” shall mean the Land, Improvements, and any Personal Property, specifically including without limitation all Water Rights.

“Purchase Price” shall mean the total amount of Twenty Four Million Five Hundred Ninety Two Thousand and No/100 Dollars ($24,592,000.00), subject to adjustment as set forth in this Agreement.

“Purchaser’s Address” shall mean:

Gladstone Land Corporation

Attention: Bill Reiman

1521 Westbranch Drive, Suite 200

McLean, Virginia 22102

(805) 263-4778 (T)

Email: Bill.Reiman@gladstonecompanies.com

and attention: Bill Frisbie

1521 Westbranch Drive, Suite 200

McLean, Virginia 22102

(703) 287-5839 (T)

Email: billfrisbie@gladstonecompanies.com

With copy to:

Bass Berry & Sims PLC

Attention: Robert P. McDaniel, Jr.

100 Peabody Place, Suite 900

Memphis, TN 38103

(901) 543-5946 (T)

(888) 765-6437 (F)

Email: rmcdaniel@bassberry.com.

“Seller’s Address” shall mean:

Teays River Investments, LLC

Attn: Scot Stratford

625 S. Main St., Suite 100

Zionsville, IN 46077

(317) 344-0826 (T)

(317) 344-0810 (F)

Email: scots@teaysinvestments.com

With copy to:

Bolen Fransen Sawyers, LLP

Attn: David E. Holland

652 West Cromwell Ave., Ste. 101

Fresno, CA 93711

(559) 226-8177 (T)

(559) 438-1781 (F)

Email: deh@bolenfransen.com

“Sublease” shall mean collectively if more than one, any and all subleases in effect at the Property, as more particularly described on Exhibit E attached hereto and incorporated herein by reference. Any such reference to the “Sublease” shall mean all such subleases, collectively, or any individual sublease, as the context may require.

“Subtenant” shall mean the subtenant (or, if more than one, the subtenants) under the Sublease, individually or collectively as the context may require.

“Tenant” shall mean the tenant (or, if more than one, the tenants) under the Lease, individually or collectively as the context may require.

“Tenant Inducements” shall mean any and all free rent, allowance(s) to Tenant for any Improvements, and any forbearance or waiver in enforcing any of Tenant’s obligations under the Lease.

“Title Company” shall mean: Chicago Title Insurance Company, Attn: Melodie Rochelle, 5516 Falmouth St, Ste. 200, Richmond, VA 23230.

“Water Rights” shall mean all rights to use wells and other water sources that exist on the Effective Date that benefit or are appurtenant to the Property and that may be reasonably necessary to conduct farming operations at the Property as currently conducted and in accordance with GAP.

2. Property. Seller hereby agrees to sell to Purchaser and Purchaser, or its designee, hereby agrees to purchase from Seller the Property.

3. Earnest Money. Within one (1) business day after the later of (x) the Effective Date or (y) the date of full execution of this Agreement by both Seller and Purchaser, Purchaser shall deposit the Earnest Money with the Escrow Agent by wire transfer or certified or cashier’s check. Said Earnest Money shall be refundable to Purchaser in accordance with this Agreement.

4. Purchase Price. At the Closing, defined below, all Earnest Money shall be applied to the Purchase Price, and the balance of the Purchase Price, subject to adjustments for credits and debits as set forth in this Agreement, shall be paid in good funds by wire transfer.

5. Inspection Period; Refund of Earnest Money; Due Diligence Materials.

(a) Purchaser shall have until the expiration of the Inspection Period to make such determinations with respect to the Property as Purchaser deems appropriate and to elect to either continue or terminate this Agreement, in Purchaser’s sole and absolute discretion, for any reason or no reason. Purchaser may terminate this Agreement, and receive a full refund of the Earnest Money, less $10.00 to be retained by Seller as consideration for entering into this Agreement, by delivering written termination notice to Seller at any time prior to expiration of the Inspection Period. If Purchaser does not so terminate this Agreement, the Earnest Money shall thereafter be refundable to Purchaser only as expressly otherwise set forth in this Agreement, and this Agreement shall remain in effect.

(b) Upon the execution of this Agreement, Seller shall provide Purchaser with access to Seller’s website for the Property, which contains any Due Diligence Materials in Seller’s possession. Notwithstanding the foregoing, Seller does not make any representation or warranty whatsoever regarding the completeness or accuracy of information provided to Purchaser by Seller or on Seller’s behalf regarding the Property, except as expressly provided in this Agreement.

6. Costs and Prorations.

(a) Purchaser shall pay one half (1/2) of its title insurance premium for the Title Policy (defined below), one half (1/2) of any escrow charges, the costs of any Survey obtained by Purchaser pursuant to Section 9 hereof, and the costs of any Phase I environmental report obtained by Purchaser. Seller shall pay for preparation of the deed of transfer, all transfer taxes, document stamps and recording costs applicable to the deed of transfer, one half (1/2) of the premium for Purchaser’s Title Policy, one half (1/2) of any escrow charges, and any costs of production of the title search or abstract for the Property. Purchaser shall pay all expenses incident to any financing obtained for the purchase of the Property. All other closing costs shall be borne in accordance with the custom in Ventura County, California.

(b) The following shall be prorated between the parties as of the Closing Date: (i) ad valorem property taxes constituting a lien against the Property for the year in which the

Closing occurs and all other unpaid assessments with respect thereto, and (ii) rents and other tenant charges, utilities, and operating expenses for the Property for the calendar month (or other applicable period if such rents or other tenant charges are not paid monthly) in which Closing occurs, subject to subsection 6(c) below.

(c) Nondelinquent rent collected by Seller after Closing attributable to periods from and after Closing shall be promptly remitted to Purchaser. Delinquent rent collected by Seller and Purchaser after the date of Closing shall be delivered by the recipient as follows: Within fifteen (15) days after the receipt thereof, Seller and Purchaser agree that all rent received by Seller or Purchaser shall be applied first to then current rents, and then to delinquent rents for periods after Closing and then to delinquent rents for periods prior to Closing. Seller retains the right to pursue tenants for payment of delinquent rent but may not seek to dispossess a tenant, terminate a lease or enforce a landlord lien.

7. Conditions Precedent To Purchaser’s Obligations. Seller acknowledges that as a condition precedent to Purchaser’s obligations hereunder, the following shall occur on or before the Closing Date (or any earlier date indicated below), any of which conditions may be waived by Purchaser in its sole discretion:

(a) During the Inspection Period, Purchaser shall have received a current Phase I environmental assessment satisfactory to Purchaser prepared by a competent licensed environmental engineer satisfactory to Purchaser that does not recommend a Phase II environmental assessment and reflecting that there are no hazardous wastes, hazardous materials or fuel (or other storage) tanks located above, on or below the surface of the Property, and that the Property is in compliance with all applicable environmental laws, ordinances, rules and regulations. Notwithstanding the foregoing, Purchaser’s continuation of this Agreement following the expiration of the Inspection Period shall be deemed a waiver of any failure to obtain a Phase I environmental assessment as described in this Section.

(b) No later than five (5) days prior to the Closing Date, Seller shall have delivered to Purchaser (i) a Qualifying Tenant Estoppel (defined below) executed by Tenant, and (ii) any subordination, non-disturbance and attornment agreements (“SNDA”) reasonably required by Purchaser’s lender from the Tenant. Seller agrees to use reasonable efforts to obtain the required tenant estoppel and SNDA. For purposes hereof, a “Qualifying Tenant Estoppel” is a tenant estoppel substantially in the form of Exhibit D (or in any other form reasonably required by or acceptable to Purchaser’s lender) that does not include any information that is materially inconsistent with Seller’s representations and warranties in this Agreement.

(c) The Title Company shall be irrevocably committed to issue upon Closing a 2006 ALTA Owner’s Policy of Title Insurance (the “Title Policy”), as evidenced by a “marked up” title commitment, insuring Purchaser as owner of fee simple title to the Property, subject only to Permitted Exceptions (defined below), in the amount of the Purchase Price, and containing such endorsements as Purchaser shall have requested.

(d) Subject to Sections 14 and 15 below, there shall have been no material adverse change in the condition of any of the Property (including without limitation any Improvements) after expiration of the Inspection Period and prior to the Closing Date.

(e) Each and every representation and warranty of Seller set forth in Section 11 shall be true and correct in all material respects, and Seller shall not be in default under any of its other obligations under this Agreement, as of Closing.

8. Closing; Deed.

(a) Subject to all preconditions set forth herein, the closing or settlement (“Closing”) of the transaction contemplated hereby, unless terminated in accordance with this Agreement or as otherwise agreed upon by Purchaser and Seller, shall be held via the mails, through the Title Company on the Closing Date or such other time as the parties may agree in writing.

(b) At Closing, Seller shall convey to Purchaser good, marketable and insurable title to the Property by grant deed acceptable to Purchaser and the Title Company (the “Deed”), subject to (i) standard exceptions for real property taxes not yet due and payable, and (ii) any other matters which are waived by, or acceptable to, Purchaser pursuant to Section 10 below (the “Permitted Exceptions”). The Land description in the Deed shall be the property description from Seller’s vesting deed(s); provided, that if Purchaser obtains a Survey of the Property, Seller also agrees to execute and deliver a recordable Quit Claim Deed to Purchaser at Closing using the Survey description.

9. Survey. During the Inspection Period, Purchaser, at Purchaser’s expense, may cause a survey of the Property to be prepared by a surveyor selected by Purchaser (“Survey”).

10. Title.

(a) Seller shall convey title to the Property subject to the following matters, all of which shall be deemed Permitted Exceptions: (i) exceptions 1-14 as shown on Preliminary Report Order No.: 00000931-018-RH-SG, issued by Fidelity National Title Insurance Company and dated June 5, 2014, and (ii) exceptions 1-11 as shown on Preliminary Report Order No.: 00000932-018-RH-SG, issued by Fidelity National Title Insurance Company and dated June 5, 2014.

(b) Purchaser shall have ten (10) business days after receipt of the Survey or any title information not disclosed in the Preliminary Reports listed in Section 10(a) to object to any matters shown on the Survey, or such new title information, as the case may be, by written notice to Seller (“Title Objection Notice”). Within five (5) business days after receipt of Purchaser’s Title Objection Notice, Seller shall either (i) deliver written notice to Purchaser of any title or Survey objections which Seller elects not to cure, or (ii) commit to cure such objections as of the Closing. Within five (5) business days after receipt of Seller’s written notification that Seller elects not to cure a title or Survey objection, Purchaser may terminate this Agreement and receive a full refund of the Earnest Money by delivering written notice thereof to Seller. If Purchaser does not so terminate this Agreement, then any such title or Survey objection which Seller elects not to cure shall be deemed waived by Purchaser and shall be an additional Permitted Exception. If any objection which Seller elects to cure is not satisfied by Seller as of Closing, Purchaser shall have the right to terminate this Agreement, in which case the Earnest Money shall be returned to Purchaser and neither party shall have any further rights, obligations or duties under this Agreement. Any exception to or defect in title which Purchaser shall elect to waive, or which is otherwise acceptable to Purchaser, shall be deemed an additional Permitted Exception to title at Closing. Seller covenants and agrees not to alter or encumber in any way Seller’s title to the Property after the date hereof. Notwithstanding anything in this Agreement to the contrary, Seller shall cause any deed of trust, mortgage, deed to secure debt, judgment or other lien for a liquidated sum encumbering the Property to be released at or before Closing.

11. Representations and Warranties.

(a) By Seller. As of the date hereof and as of the Closing Date (as evidenced by Seller’s downdate certificate to be provided at Closing), Seller represents, warrants and covenants to Purchaser that:

(i) Other than the Tenant under the Lease and Subtenant under the Sublease, there are and there will be no parties in possession of any portion of the Property as lessees, and no other party has been granted an oral or written license, lease, option, purchase agreement or other right pertaining to the use, purchase or possession of any portion of the Property. A true, complete and correct copy of the Lease and Sublease and any amendments thereto have been or will be furnished to Purchaser within five (5) days after the Effective Date as part of the Due Diligence Materials. Such Lease is valid and binding in accordance with its terms and conditions, is in full force and effect, and has no uncured breach or default by any party. No off-sets or defenses are available to any party under the Lease. Rents under the Lease have been paid and collected through and including August 31, 2014, and not further, and Tenant is not entitled to any Tenant Inducements. There are no leasing brokerage agreements, leasing commission agreements or other agreements providing for the payment of any amounts, and no commissions due, for leasing activities with respect to the Property except as set forth in the Lease. Purchaser shall have no liability for (and Seller hereby indemnifies and holds harmless Purchaser from and against any claim for) any such leasing commissions and any Tenant Inducements with respect to the Lease.

(ii) There are no services, maintenance, management or other contracts or agreements between Seller and third parties relating to or affecting the Property.

(iii) Seller has no ownership or other interest in any harvested or unharvested crops or plants at the Property.

(iv) The Seller has not received notice of any default (nor is there any default) under any note or deed of trust related to or secured by the Property. The execution and delivery of this Agreement, the consummation of the transaction herein contemplated and the compliance with the terms and provisions hereof will not conflict with or (with or without notice or the passage of time or both) result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, loan agreement or instrument to which the Seller is a party or by which the Seller or the Property is bound, any applicable regulation or any judgment, order or decree of any court having jurisdiction over the Seller or the Property.

(v) The Seller has not received any notice, nor is the Seller aware, of any violation of any ordinance, regulation, law, statute, rule or restriction relating to the Property.

(vi) The Seller has not received any notice, nor is the Seller aware, of any attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under any applicable debtor relief laws or any other litigation contemplated by or pending or threatened against the Seller or the Property.

(vii) Oxnard Plains has been duly organized and is validly existing under the laws of the State of Indiana. Oxnard Plains has the full right and authority to enter into this Agreement and to transfer all of the Property to be conveyed by Oxnard Plains pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made by Oxnard Plains. The person signing this Agreement on behalf of Oxnard Plains is authorized to do so. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Oxnard Plains, enforceable in accordance with their respective terms. No other signatures or approvals are required to make this Agreement fully enforceable by the Purchaser with respect to the Oxnard Plains or the Property. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Oxnard Plains, enforceable in accordance with their respective terms.

(viii) Santa Clara Plains has been duly organized and is validly existing under the laws of the State of Delaware. Santa Clara Plains has the full right and authority to enter into this Agreement and to transfer all of the Property to be conveyed by Santa Clara Plains pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made by Santa Clara Plains. The person signing this Agreement on behalf of Santa Clara Plains is authorized to do so. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Santa Clara Plains, enforceable in accordance with their respective terms. No other signatures or approvals are required to make this Agreement fully enforceable by the Purchaser with respect to the Santa Clara Plains or the Property. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Santa Clara Plains, enforceable in accordance with their respective terms.

(ix) The Seller has, and has not conveyed to any person, indefeasible title in fee simple to the Property, and at Closing Seller shall convey the same to Purchaser, subject to the Permitted Exceptions.

(x) The Seller has not received any notice, nor is the Seller aware, of any pending or threatened condemnation or similar proceeding or assessment affecting the Property or any part thereof, nor to the knowledge of the Seller is any such proceeding or assessment contemplated by any governmental authority. There will be no claim against the Property for or on account of work done, materials furnished, and utilities supplied to the

Property prior to the Closing Date. To Seller’s knowledge, there are no public plans or proposals for changes in road grade, access, or other municipal improvements which would adversely affect the Property or result in any assessment; and no ordinance authorizing improvements, the cost of which might be assessed against Purchaser or the Property, is pending.

(xi) Seller has not entered into any agreement to dispose of its interest in the Property or any part thereof, except for this Agreement.

(xii) Seller is not a party to any litigation which is still pending, and knows of no threatened litigation, affecting or relating to the Property.

(xiii) Neither the Seller, nor to Seller’s knowledge, any other party has ever caused or permitted any “hazardous material” (as hereinafter defined) to be placed, held, located, or disposed of on, under, or at the Property or any part thereof in forms or concentrations which violate applicable laws and regulations, and, to Seller’s knowledge, neither the Property nor any part thereof has ever been used as a dump or storage site (whether permanent or temporary) for any hazardous material. As used herein, “hazardous material” means and includes any hazardous, toxic, or dangerous waste, substance, or material defined as such in, or for purposes of, the Comprehensive Environmental Response, Compensation Liability Act (42 U.S.C. Section 9601, et seq., as amended) or any other “super fund” or “super lien” law or any other Federal, State, or local statute, or law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability for standards of conduct concerning any substance or material, as presently in effect.

(xiv) To Seller’s knowledge: (A) the Property does not currently contain any underground storage tanks; (B) any storage tanks previously located on the Property (whether above ground or below ground) have been removed in accordance with the requirements of all applicable laws with “clean closure” or “no further action” letter(s), or comparable letters, issued by the State of California in connection therewith, and (C) there has never been any release or spill of oil, fuel or any other substance stored in storage tanks of any kind on the Property.

(xv) To Seller’s knowledge, there are no material misstatements in the Due Diligence materials.

Seller shall indemnify and hold harmless Purchaser from and against any and all loss, expense (including without limitation reasonable attorney fees), liability, cost, claim, demand, action, cause of action and suit arising out of or in any way related to any breach of any representation, warranty, covenant or agreement of Seller under this Section 11(a) arising within one (1) year of the Closing.

(b) By Purchaser. As of the date hereof and as of the Closing Date, Purchaser represents, warrants and covenants to Seller that:

(i) The execution and delivery of this Agreement, the consummation of the transaction herein contemplated and the compliance with the terms and provisions hereof will not conflict with or (with or without notice or the passage of time or both) result in a breach of any of the terms or provisions of, or constitute a default under agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound, any applicable regulation or any judgment, order or decree of any court having jurisdiction over Purchaser.

(ii) Purchaser has been duly organized and is validly existing under the laws of the State of Maryland. Purchaser has the full right and authority to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated herein to be made by Purchaser. The person signing this Agreement on behalf of Purchaser is authorized to do so. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Purchaser, enforceable in accordance with their respective terms. No other signatures or approvals are required to make this Agreement fully enforceable by the Purchaser with respect to the Purchaser or the Property. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Purchaser, enforceable in accordance with their respective terms.

(iii) Purchaser has sufficient funds available to consummate Closing.

Purchaser shall indemnify and hold harmless Seller from and against any and all loss, expense (including without limitation reasonable attorney fees), liability, cost, claim, demand, action, cause of action and suit arising out of or in any way related to any breach of any representation, warranty, covenant or agreement of Purchaser under this Section 11(b) arising within one (1) year of the Closing.

12. Seller Disclaimer Regarding Physical Condition of Property and Applicable Laws and Regulations.

(a) Except as expressly set forth in this Agreement, Seller makes no representation or warranty whatsoever as to any aspect of the Property, including without limitation: (i) the physical condition of the Property, (ii) soils, seismic, hydrological, geological and topographical conditions and configurations, (iii) water supplies available to the Property, (iv) the value or profitability of the Property or its fitness for Purchaser’s intended use, (v) the presence or absence of any endangered plant, animal and insect species, or (vi) any utilities available to the Property. Without limiting the foregoing, Seller has not made and hereby disclaims any and all representations and warranties as to the quality, quantity, adequacy, availability, deliverability, reliability, transferability or cost of surface or well water or water rights for the Property.

(b) Purchaser acknowledges and agrees that (i) Purchaser shall make its own independent examination and evaluation of the property being purchased, and shall not rely upon Seller, its agents or representatives, or any other persons for any data with respect to the Property; (ii) Purchaser is aware that the Property has been used for farming for many years, and pursuant to California Health and Safety Code Section 25359.7 Seller hereby discloses to Purchaser that one or more releases of hazardous substances may have come to be located on, under, about or in the vicinity of the Property; (iii) various petroleum products, fuel, gasoline and chemicals, including fertilizers, herbicides and pesticides, customarily used in farming, some of which may, as of the date hereof, be considered to be hazardous or toxic, may have been used, stored, mixed and applied to the Property in the course of the farming activities conducted thereon or on adjacent property; (iv) Purchaser shall acquire the Property on the basis of its own investigation of the physical condition of the Property, including subsurface conditions, improvements, water supply, and irrigation systems; and (v) Purchaser shall acquire the Property in an “AS IS” condition, and assumes the risks that adverse physical conditions may not have been revealed by its investigation.

(c) Except as expressly set forth in this Agreement, Seller makes no representation or warranty whatsoever as to operative or proposed governmental laws or regulations, including, but not limited to, zoning, environmental, and land and water use laws and regulations, to which the Property may be subject. Purchaser acknowledges and agrees that it shall acquire the Property on the basis of its own review and investigation of the applicability and effect of such laws and regulations, and that Purchaser assumes the risks that adverse matters may not have been revealed by its investigation.

(d) Purchaser waives, releases, remises, acquits and forever discharges Seller and its successors, directors, officers, employees, agents and volunteers of and from any and all suits, causes of action, legal or administrative proceedings, claims, demands, actual damages, punitive damages, losses, costs, liabilities, interest, attorneys’ fees and expenses of whatever kind and nature, in law or in equity, known or unknown, which Purchaser ever had, now has, hereafter can, shall or may have or acquire or possess or arising out of or in any way connected with directed or indirectly out of, or in any way connected with, based upon, arising out of the condition, status, quality, nature, contamination or environmental state of the Property (except to the extent such claims arise from breach of Seller’s express representations or warranties under this Agreement, during the period such matters survive the Closing). It is the intention of this Agreement that any and all responsibilities and obligations of Seller and its successors, directors, officers, employees, agents and volunteers to Purchaser, and any and all rights or claims of Purchaser, its successors and assigns and affiliated entities, as against Seller and its successors, directors, officers, employees, agents and volunteers arising by virtue of the physical or environmental condition of the Property are by this release provision declared null and void and of no present or future effect as to such parties. Purchaser waives the benefit of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

13. Survey and Inspection.

(a) Purchaser and Purchaser’s agents, employees and independent contractors shall have the right and privilege to enter upon the Property during the Inspection Period to survey and inspect the Property and to conduct soil borings, environmental assessment and toxic waste studies and other geological, engineering, water or landscaping tests or studies or building inspections, all at Purchaser’s sole cost and expense. Purchaser acknowledges that Seller must coordinate with the Subtenant in possession of the Property prior to providing access and agrees to minimize any interference with the Subtenant’s operations in connection with Purchaser’s investigations, and Seller shall cooperate with Purchaser and assist in obtaining any necessary entry or access to the Property from Subtenant.

(b) Purchaser shall not obtain a Phase II environmental audit report without Seller’s written consent to be given within two (2) business days of request therefor by Purchaser, and not to be unreasonably conditioned, delayed or withheld. If Seller refuses such consent, Purchaser may, at its election, terminate this Agreement and receive a full refund of the Earnest Money by delivering written notice thereof to Seller and Seller, provided that Purchaser has requested such consent during the Inspection Period.

(c) Except as provided in Section 34 below, Purchaser shall not disclose any adverse conditions affecting the Property unless and until Purchaser purchases the Property, unless such disclosure is required by law.

(d) Purchaser hereby covenants and agrees to indemnify and hold harmless Seller, its affiliates, and any lessee or sublessee of the Property from any and all loss, liability, cost, claim, demand, damage, action, cause of action and suit arising out of or in any manner related to the exercise by Purchaser of Purchaser’s rights under this section (but not the existence of any condition discovered in the course of Purchaser’s inspections and testing, except to the extent such condition is exacerbated by such Purchaser’s actions). Further, Purchaser shall promptly pay all costs, fees and expenses incurred as a result of or associated with such inspection work done or caused to be done by it on the Property as permitted by this Section and shall keep the Property free from any and all mechanics or similar liens or charges resulting from such inspection work. Purchaser’s obligations under this Section 13(d) shall survive the Closing.

(d) Purchaser shall maintain, at its sole cost and expense, either Comprehensive General Liability Insurance (with Broad Form Endorsement) or Commercial General Liability Insurance covering all activities of Purchaser, its employees and agents upon the Property (and any areas adjacent thereto). Such insurance shall be in a form, content and amounts and issued by an insurer acceptable to Seller. Purchaser shall deliver a certificate evidencing such insurance to Seller prior to any entry upon the Property by Purchaser. Such certificate shall evidence that the policy has been endorsed to specifically insure Seller’s liability under the provisions of this Section 13 to name Seller as an additional insured and to prohibit any cancellation or amendment thereof without at least 30 days prior written notice to Seller. In the event that such policy is canceled, Seller shall have the right to obtain a replacement policy and to add the cost of the premium to the Purchase Price.

(e) Prior to the Closing, Purchaser shall have (i) physically inspected the Property to Purchaser’s satisfaction and (ii) investigated to Purchaser’s satisfaction and have knowledge of applicable operative or proposed governmental laws, regulations, ordinances and decisions to which the Property is or may be or become subject. The Closing shall be deemed Purchaser’s acknowledgment that Purchaser and/or Purchaser’s representatives have conducted such inspection and investigation to Purchaser’s satisfaction.

14. Eminent Domain. If, after the Effective Date and prior to Closing, Seller shall receive notice of the commencement or threatened commencement of eminent domain or other like proceedings against the Property or any portion thereof, Seller shall immediately notify Purchaser in writing, and Purchaser shall elect within thirty (30) days from and after such notice, by written notice to Seller, one of the following: (a) not to close the transaction contemplated hereby, in which event all Earnest Money shall be refunded to Purchaser and this Agreement shall be void and of no further force and effect; or (b) to close the purchase of the Property contemplated hereby in accordance with its terms but subject to such proceedings, in which event the Purchase Price shall remain the same and Seller shall transfer and assign to Purchaser at Closing all condemnation proceeds and rights to additional condemnation proceeds, if any. If Purchaser elects to purchase after receipt of such a notice, all actions taken by Seller with regard to such eminent domain proceedings, including but not limited to, negotiations, litigation, settlement, appraisals and appeals, shall be subject to the approval of Purchaser, which approval shall not be unreasonably withheld. If Purchaser does not make such election within the aforesaid time period, Purchaser shall be deemed to have elected to close the transactions contemplated hereby in accordance with clause (b) above.

15. Property Damage. If, after the Effective Date and prior to Closing, the Property shall suffer significant damage as the result of fire or other casualty, Seller shall immediately notify Purchaser in writing. In the event said damage results in damage of the Improvements or Irrigation Equipment in the amount of Fifty Thousand and No/100 Dollars ($50,000.00) or greater, Purchaser shall have the right to elect within fifteen (15) days from and after such notice, by written notice, one of the following: (a) not to close the transaction contemplated hereby, in which event all Earnest Money shall be refunded to Purchaser and this Agreement shall be void and of no further force and effect; or (b) to close the purchase of the Property contemplated hereby in accordance with its terms but subject to such damage, in which event the Purchase Price shall remain the same and Seller shall transfer and assign to Purchaser at Closing all insurance proceeds received or to be received as a result of such damage, and Purchaser shall receive a credit against the Purchase Price for any insurance deductible or uninsured loss. If Purchaser does not make such election within the aforesaid time period, Purchaser shall be deemed to have elected to close the transactions contemplated hereby in accordance with clause (b) above. In the event less than Fifty Thousand and No/100 Dollars ($50,000.00) of damage to the Improvements or Irrigation Equipment, this Agreement shall remain in full force and effect, but, at Closing, Seller shall transfer and assign to Purchaser all insurance proceeds received or to be received as a result of such damage, and Purchaser shall receive a credit against the Purchase Price for any insurance deductible or uninsured loss.

16. Condition of Property. Subsequent to the Effective Date and prior to Closing, Seller shall maintain the Property (subject to the rights of Tenant and Subtenant) in accordance with its past practices and ordinary maintenance, but shall not be required to provide any extraordinary maintenance.

17. Operations. After the Effective Date and prior to the Closing Date, Seller shall neither enter into any new, nor terminate, modify, extend, amend or renew any existing, lease or service, management, maintenance, repair, employment, union, construction, leasing or other contract or agreement affecting the Property after the Closing (each, a “New Agreement”) without providing at least five (5) business days prior notice (and opportunity to review and approve the New Agreement) to Purchaser. Purchaser shall have five (5) business days after Purchaser’s actual receipt (notwithstanding the notice provisions in Section 18 below) of a true, correct and complete copy of a New Agreement to approve the same. If Purchaser does not approve any such New Agreement that Seller will enter into prior to expiration of the Inspection Period, then Purchaser’s sole and exclusive remedy will be to terminate this Agreement by delivering written notice to Seller no later than five (5) business days after receiving the New Agreement, and in such event Purchaser shall receive a full refund of the Earnest Money. If Purchaser fails to terminate this Agreement as set forth in the preceding sentence, it shall be deemed to have approved the New Agreement that Seller will enter into prior to expiration of the Inspection Period in the form provided. Seller may not enter into a New Agreement after expiration of the Inspection Period unless Purchaser has approved the same in writing. Seller shall promptly notify Purchaser in writing of any default by Tenant under the Lease that occurs after the Effective Date, and if any such default occurs Purchaser may terminate this Agreement and receive a full refund of the Earnest Money.

18. Notice. Notices provided for in this Agreement must be (i) delivered personally, (ii) sent by registered or certified mail, postage prepaid, return receipt requested, (iii) sent via a reputable express courier, (iv) sent by facsimile during normal business hours with a confirmation copy delivered by another method permitted by this Section 18 other than electronic mail, or (v) sent by electronic mail during normal business hours with a confirmation copy delivered by another method permitted by this Section 18 other than facsimile, addressed as set forth below. Notice sent by U.S. mail is deemed delivered three days after deposit with the U.S. Postal Service. Notice sent by a reputable express carrier is deemed received on the day receipted for by the express carrier or its agent. Notice sent via facsimile is deemed delivered upon the transmission to the phone number designated as the recipient’s facsimile phone number below. Notice sent via electronic mail is deemed delivered upon the entrance of such electronic mail into the information processing system designated by the recipient’s electronic mail address set forth below. The addresses of the parties to which notices are to be sent shall be Purchaser’s Address or Seller’s Address, as applicable, as set forth in Section 1 above. Any party shall have the right from time to time to change the address to which notices to it shall be sent to another address, and to specify two additional addresses to which copies of notices to it shall be mailed, by giving to the other party at least ten (10) days prior notice of the changed address or additional addresses.

19. Remedies.

(a) IF PURCHASER FAILS TO COMPLETE THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT BY REASON OF ANY DEFAULT OF PURCHASER, SELLER SHALL BE RELEASED FROM SELLER’S OBLIGATIONS HEREUNDER. BY INITIALING THIS SECTION 19(a) PURCHASER AND SELLER AGREE THAT IN EVENT OF DEFAULT BY PURCHASER, (A) IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO FIX ACTUAL DAMAGES; (B) AN AMOUNT EQUAL TO THE DEPOSIT AND ANY EXTENSION PAYMENTS THERETOFORE DISTRIBUTED TO SELLER SHALL CONSTITUTE LIQUIDATED DAMAGES PAYABLE TO SELLER; (C) THE PAYMENT OF THE LIQUIDATED DAMAGES TO SELLER SHALL CONSTITUTE THE EXCLUSIVE REMEDY OF SELLER; (D) SELLER MAY RETAIN THAT PAYMENT ON ACCOUNT OF PURCHASE PRICE FOR

THE PROPERTY AS LIQUIDATED DAMAGES; AND (E) PAYMENT OF THOSE SUMS TO SELLER AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT INSTEAD, IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO SECTIONS 1671, 1676, AND 1677 OF THE CALIFORNIA CIVIL CODE.

                    /

on behalf of Purchaser/on behalf of Seller

(b) If this transaction fails to close for any reason other than Purchaser’s wrongful failure to perform his obligations hereunder, the Earnest Money shall promptly be refunded to Purchaser. In the event Seller fails or refuses to convey the Property in accordance with the terms hereof or otherwise fails to perform its obligations hereunder, Purchaser shall have the right to a refund of all Earnest Money, specific performance and all other rights and remedies available at law or in equity for Seller’s breach, all of which are reserved, cumulative, and nonexclusive. Seller waives the right to assert the defense of the lack of mutuality in any suit for specific performance instituted by Purchaser. Without limiting the foregoing, Purchaser shall also be entitled to obtain its attorneys’ fees and costs in connection with enforcing its rights and remedies under this Agreement.

20. Time of Essence. Time is of the essence of this Agreement.

21. Closing Documents. At or prior to Closing, each party shall deliver to the other party appropriate evidence to establish the authority of such party to enter into and close the transaction contemplated hereby. Seller shall execute and deliver to the Title Company at Closing, for it to hold in escrow pending Purchaser’s payment of the Purchase Price: (i) the Deed; (ii) a certificate with respect to Section 1445 of the Internal Revenue Code stating, among other things, that Seller is not a foreign corporation as defined in the Internal Revenue Code and I.R.S. Regulations; (iii) the General Assignment substantially in the form attached hereto as Exhibit F; (iv) a letter to each Tenant under any Lease in the form reasonably requested by Purchaser; (v) Seller’s representation and warranty downdate certificate under Section 11; and (vi) such other documents reasonably necessary or appropriate to complete and evidence the transaction contemplated hereby, as reasonably requested by the Purchaser or Title Company, including without limitation a standard title company owner’s affidavit.

22. Entire Agreement. This Agreement constitutes the entire agreement of the parties and may not be amended except by written instrument executed by Purchaser and Seller. All prior understandings and agreements between the parties are deemed merged herein.

23. Headings. The section headings are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope or content of this Agreement or any provision hereof.

24. Possession. Seller shall deliver possession of the Property at Closing, subject to the Lease and Sublease.

25. Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

26. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns as the case may be. Purchaser shall have the unrestricted right to designate one or more nominees to take title to any or all of the Property, provided that any assignment documents requiring execution by Seller shall be delivered to Seller not less than ten (10) days prior to the Closing. Should Purchaser designate a nominee or otherwise assign any of its rights and obligations under this Agreement, each such nominee or assignee shall succeed to the specified rights and obligations of Purchaser under this Agreement and shall be recognized by both Seller and Title Company as possessing all such rights and obligations, and all references to “Purchaser” herein shall be deemed to refer to such nominee or assignee. However, no such nomination or assignment shall relieve Purchaser of its obligations under this Agreement.

27. Surviving Clauses. Except as expressly set forth herein, no provision of this Agreement shall survive the Closing of this transaction.

28. Tax Deferred Exchange. Either party may structure the sale of the Property as a like kind exchange under Internal Revenue Code Section 1031, at such party’s sole cost and expense. The other party shall reasonably cooperate therein, provided that the other party shall incur no material costs, expenses or liabilities in connection with the exchange and shall not be required to take title to or contract for purchase of any other property. If the exchanging party uses a qualified intermediary to effectuate the exchange, any assignment of the rights or obligations of the exchanging party hereunder shall not relieve, release or absolve the exchanging party of its obligations to the other party hereunder. The exchanging party shall reimburse the other party for all reasonable out-of-pocket expenses, if any, incurred by the other party in effectuating the exchange.

29. Non-Solicitation. From and after the Effective Date, Seller shall not market the Property for sale, or solicit or accept any back-up offers with respect to the sale of the Property.

30. Rule 3-14 Audit. Seller agrees to reasonably cooperate, at no cost or expense to Seller, with Purchaser in connection with any Rule 3-14 audit that Purchaser may conduct with respect to the Property within one year after the Closing Date. Seller’s obligation under this Section 30 shall survive the Closing.

31. Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. Unless otherwise specified, the last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the state in which the Property is located.

32. Offer and Acceptance. This Agreement, as executed by the party first executing it, shall constitute an offer to the other party. The offeree shall accept the same, if at all, by delivering a fully executed copy of this Agreement to the offeror. The notice provisions hereof hereinabove notwithstanding, acceptance of this offer shall be effective only upon the actual receipt by the offeror of an original, faxed or emailed copy of the fully executed Agreement by such date and time. The offer, if not timely accepted as aforesaid, shall expire and be of no further force and effect at the time and date set forth in this Section.

33. Broker and Broker’s Commission. Purchaser and Seller each represent and warrant to the other that such party has not incurred an obligation to any other broker or agent in connection with the transaction contemplated hereby. Each party hereby covenants and agrees to defend, indemnify and hold harmless the other party against and from any and all loss, expense, liability, cost, claim, demand, damage, action, cause of action and suit arising out of or in any manner relating to the alleged employment or use by such party of any real estate broker or agent in connection with this transaction arising within one (1) year of the Closing.

34. Confidentiality. The parties acknowledge and agree the matters contemplated in this Agreement shall be confidential, and neither party shall disclose the terms or content hereof to any third party prior to Closing, provided that Purchaser shall be permitted to disclose such information (i) to those persons who are responsible for determining the feasibility of or assisting Purchaser in connection with Purchaser’s acquisition of the Property, including without limitation third-party consultants and attorneys, (ii) to Purchaser’s lenders and their representatives, consultants and attorneys for the transaction contemplated hereunder, (iii) to Purchaser’s equity investors for the transaction contemplated hereunder, or (iv) privately or publicly as Purchaser deems otherwise required by applicable law.

{COUNTERPART SIGNATURE PAGES TO FOLLOW}

IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year first above written.

PURCHASER:

GLADSTONE LAND CORPORATION, a Maryland corporation

By:	/s/ David Gladstone

Name:	David Gladstone

Title:	Chief Executive Officer and Chairman

SELLER:

OXNARD PLAINS, LLC, an Indiana limited liability company

By:	/s/ Scot Stratford
Scot Stratford, Vice President

SANTA CLARA PLAINS, LLC, an Indiana limited liability company

By:	/s/ Scot Stratford
Scot Stratford, Vice President

SCHEDULE 1

SANTA CLARA

Improvements

Barn approximately 60’ X 40’

Maintenance shop approximately 60’ X 60’

Irrigation Equipment

All underground irrigation pipes

Secondary electric 30-Hp pump at reservoir

Deep well (02N21W18Q03) with an electric 75-Hp turbine pump

OXNARD PLAINS

Improvements

Residence approximately 982 sq.ft. built 1947

Metal workshop approximately 3,000 sq.ft.

Irrigation Equipment

All underground irrigation pipes

Deep well (02N21W17M03S) with diesel motor and UST

EXHIBIT A

OXNARD

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE CITY OF OXNARD, COUNTY OF VENTURA, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:

THAT PORTION OF LOT 57 OF RANCHO SANTA CLARA DEL NORTE, IN THE COUNTY OF VENTURA, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 3, PAGE 26 OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT IN THE SOUTHEASTERLY LINE OF SANTA CLARA AVENUE, 60.00 FEET WIDE, AT THE CORNER COMMON TO LOTS 57 AND 58 OF SAID RANCHO SANTA CLARA DEL NORTE; THENCE,

1ST: SOUTH 50° 20’ EAST 1368.92 FEET ALONG THE LINE BETWEEN SAID LOTS 57 AND 58 TO THE MOST WESTERLY CORNER OF THE LAND CONVEYED TO HORACE F. PIERCE, BY DEED RECORDED DECEMBER 15, 1931, IN BOOK 369, PAGE 245 OF OFFICIAL RECORDS; THENCE, ALONG THE NORTHEASTERLY LINE OF THE LAND SO CONVEYED TO HORACE F. PIERCE BY THE FOLLOWING ELEVEN COURSES,

2ND: NORTH 68° 34’ 30” EAST 71.48 FEET TO A POINT; THENCE,

3RD: SOUTH 64° 10’ EAST 76.42 FEET TO A POINT; ‘THENCE,

4TH: SOUTH 36° 05’ EAST 59.72 FEET TO A POINT; THENCE,

5TH: SOUTH 83° 30’ EAST 125.50 FEET TO A POINT; THENCE,

6TH: SOUTH 31° 58’ 30” EAST 67.00 FEET TO A POINT; THENCE,

7TH: NORTH 80° 16’ 30” EAST 151.52 FEET TO A POINT; THENCE,

8TH: SOUTH 58° 26’ 30” EAST 205.74 FEET TO A POINT; THENCE,

9TH: SOUTH 79° 42’ EAST 267.60 FEET TO A POINT; THENCE,

10TH: SOUTH 84° 31’ EAST 199.32 FEET TO A POINT; THENCE,

11TH: SOUTH 36° 37’ EAST 99.73 FEET TO A POINT; THENCE,

12TH: SOUTH 83° 45’ EAST 165.95 FEET TO A POINT IN THE SOUTHEASTERLY LINE OF SAID LOT 57, DISTANT NORTH 39° 40’ EAST FROM THE MOST SOUTHERLY CORNER OF SAID LOT 57; THENCE, ALONG THE SOUTHEASTERLY LINE OF SAID LOT BY THE FOLLOWING FIVE COURSES,

13TH: NORTH 39° 40’ EAST 287.34 FEET TO A POINT; THENCE,

14TH: NORTH 68° 30’ EAST 736.56 FEET TO A POINT; THENCE,

15TH: NORTH 49° 00’ EAST 363.00 FEET TO A POINT; THENCE,

16TH: NORTH 19° 45’ EAST 446.16 FEET TO A POINT; THENCE,

17TH: NORTH 52° 15’ EAST 422.40 FEET TO THE MOST EASTERLY CORNER OF SAID LOT 57; THENCE,

18TH: NORTH 50° 20’ WEST 2781.42 FEET ALONG THE LINE BETWEEN LOTS 56 AND 57 OF SAID RANCHO SANTA CLARA DEL NORTE TO THE MOST EASTERLY CORNER OF THE LAND CONVEYED TO ADELA M. PHILLIPS, BY DEED RECORDED FEBRUARY 10, 1930, IN BOOK 303, PAGE 292 OF OFFICIAL RECORDS; THENCE,

19TH: SOUTH 39° 40’ WEST 528.66 FEET ALONG THE SOUTHEASTERLY LINE OF THE LAND SO CONVEYED TO ADELA M. PHILLIPS TO THE MOST SOUTHERLY CORNER THEREOF; THENCE,

20TH: NORTH 50° 20’ WEST 213.00 FEET ALONG THE SOUTHWESTERLY LINE OF THE LAND SO CONVEYED TO ADELA M. PHILLIPS AND ALONG THE SOUTHWESTERLY LINE OF THE LAND DESIGNATED AS “S.H.” ON SAID MAP OF RANCHO SANTA CLARA DEL NORTE TO A POINT IN THE SOUTHEASTERLY LINE OF SANTA CLARA AVENUE; THENCE,

21ST: SOUTH 39° 40’ WEST 2162.16 FEET TO THE POINT OF BEGINNING.

APN: 109-0-050-240

SANTA CLARA

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE COUNTY OF VENTURA, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:

PARCEL 1:

THE SOUTHEASTERLY HALF OF LOTS 75, 76 AND 77 AND THE NORTHEASTERLY HALF OF THE SOUTHEASTERLY HALF OF LOT 74, RANCHO SANTA CLARA DEL NORTE, IN THE COUNTY OF VENTURA, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 3, PAGE 26 OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPT FROM SAID LOT 77, THAT PORTION THEREOF DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE SOUTHWEST LINE OF LOS ANGELES AVENUE, 60 FEET WIDE, DISTANT NORTHWESTERLY THEREON 250 FEET FROM THE NORTHWESTERLY LINE OF THE 30-FOOT STRIP OF LAND CONVEYED TO VENTURA COUNTY BY DEED RECORDED MARCH 15, 1954, AS INSTRUMENT NO. 7223, IN BOOK 1189, PAGE 136 OF OFFICIAL RECORDS; THENCE,

1ST: NORTHWESTERLY ALONG SAID SOUTHWESTERLY LINE OF LOS ANGELES AVENUE, 250 FEET; THENCE,

2ND: SOUTHWESTERLY, PARALLEL WITH THE SOUTHEASTERLY LINE OF SAID LOT 77, A DISTANCE OF 287 FEET; THENCE,

3RD: SOUTHEASTERLY, PARALLEL WITH SAID SOUTHWESTERLY LINE OF LOS ANGELES AVENUE, 500 FEET TO THE NORTHWESTERLY LINE OF SAID STRIP OF LAND 30 FEET WIDE; THENCE,

4TH: NORTHEASTERLY ALONG SAID NORTHWESTERLY LINE TO A LINE PARALLEL WITH AND 25 FEET NORTHEASTERLY, MEASURED AT RIGHT ANGLES FROM THE HEREINBEFORE DESCRIBED 3RD COURSE; THENCE,

5TH: NORTHWESTERLY, PARALLEL WITH THE SOUTHWESTERLY LINE OF LOS ANGELES AVENUE, 250 FEET; THENCE, 6TH: NORTHEASTERLY 262 FEET TO THE POINT OF BEGINNING.

ALSO EXCEPT THE SOUTHEASTERLY 30 FEET OF SAID LOTS 74, 75, 76 AND 77, AS CONVEYED TO VENTURA COUNTY, BY DEED RECORDED MARCH 15, 1954, AS NO. 7223, IN BOOK 1189, PAGE 136 OF OFFICIAL RECORDS.

ALSO EXCEPT THAT PORTION OF AS DEEDED TO THE VENTURA COUNTY FLOOD CONTROL DISTRICT BY DEED RECORDED JUNE 27, 1995 AS DOCUMENT NO. 95-075569 OF OFFICIAL RECORDS.

ALSO EXCEPT THAT PORTION GRANTED TO VENTURA COUNTY WATERSHED PROTECTION DISTRICT MARCH 8, 2005 AS DOCUMENT NO. 20050308-56964 OF OFFICIAL RECORDS.

APN: 147-0-040-460 and 147-0-040-480

PARCEL 2:

A PORTION OF LOT 77 OF THE RANCHO SANTA CLARA DEL NORTE, IN THE COUNTY OF VENTURA, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 3 PAGE 26 OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE SOUTHWEST LINE OF LOS ANGELES AVENUE, 60 FEET WIDE, DISTANT NORTHWESTERLY THEREON 250 FEET FROM THE NORTHWEST LINE OF THE 30 FOOT STRIP OF LAND CONVEYED TO VENTURA COUNTY BY DEED RECORDED MARCH 15, 1954 AS DOCUMENT NO. 7223, IN BOOK 1189 PAGE 136 OF OFFICIAL RECORDS; THENCE,

1ST: NORTHWESTERLY ALONG SAID SOUTHWEST LINE OF LOS ANGELES AVENUE, 250 FEET; THENCE,

2ND: SOUTHWESTERLY, PARALLEL WITH THE SOUTHEAST LINE OF SAID LOT 77, 287 FEET; THENCE,

3RD: SOUTHEASTERLY PARALLEL WITH SAID SOUTHWEST LINE OF LOS ANGELES AVENUE, 500 FEET TO A POINT ON THE NORTHWEST LINE OF SAID STRIP OF LAND, 30 FEET WIDE; THENCE,

4TH: NORTHEASTERLY ALONG SAID NORTHWEST LINE TO A LINE PARALLEL WITH AND 25 FEET NORTHEASTERLY, MEASURED AT RIGHT ANGLES FROM THE COURSE HEREINBEFORE DESIGNATED “3RD”; THENCE,

5TH: NORTHWESTERLY PARALLEL WITH THE SOUTHWEST LINE OF LOS ANGELES AVENUE, 250 FEET; THENCE,

6TH: NORTHEASTERLY 262 FEET TO THE POINT OF BEGINNING.

EXCEPTING THEREFROM THAT PORTION OF SAID LAND DEEDED TO VENTURA COUNTY FLOOD CONTROL DISTRICT BY DEED RECORDED JUNE 5, 1996 AS DOCUMENT NO. 96-076163 OF OFFICIAL RECORDS.

EXCEPT THAT PORTION GRANTED TO VENTURA COUNTY WATERSHED PROTECTION DISTRICT IN DEED RECORDED APRIL 7, 2003 AS DOCUMENT NO. 2003-114669 OF OFFICIAL RECORDS.

APN: 147-0-040-155

EXHIBIT B

PERSONAL PROPERTY

NONE OWNED BY SELLER

EXHIBIT C

DUE DILIGENCE MATERIALS

(a) Plans, drawings, specifications and engineering and architectural studies and work (including “as built” plans and drawings, if any) with regard to the Property that are in Seller’s possession;

(b) Any appraisals and surveys of the Property obtained during the period during which Seller has owned the Property or otherwise in Seller’s possession;

(c) Copies of any current Lease and any amendments or proposed amendments thereto;

(d) As to each Lease and Tenant, a statement of (i) the rent payable under such Lease for the last five (5) years, (ii) the date on which rent is due under each Lease, (iii) all receipts for rent and the rental period for which, rent has been paid, (iv) the expiration date of such Lease and any renewal or extension options, (v) information regarding the status of security deposits, if applied, and (vi) the identity of any sublessee(s) or licensee (s) of any part of the Property (including without limitation, any licensee of any hunting, fishing or other recreational rights with respect thereto), including the material terms of any such sublease or license;

(e) Copies of all correspondence in Seller’s possession relating to any Lease or Government Payments;

(f) Real estate tax bills and statements for the current year and the previous two (2) years with respect to the Property;

(g) Utility bills for the Property for the two (2) most recent complete calendar years and the current year-to-date;

(h) Copies of insurance certificates with respect to the Property;

(i) Copies of all of the Contracts and any amendments or proposed amendments thereto;

(j) Copies of any soil boring or other similar engineering reports with respect to the Property obtained during the period during which Seller has owned the Property;

(k) Any environmental assessment report or study with respect to the Property in Seller’s possession;

(l) Copies of any warranties relating to any Improvements or Personal Property (including without limitation Irrigation Equipment) included in the Property;

(m) Any information in Seller’s possession or control from any governmental agency or authority regarding the Property or adjacent properties;

(n) Copies of all certificates, applications, permits or other documents related to or evidencing Water Rights associated with the Property or any portion thereof; and

(o) Copies of financial statements for the Tenant for the following years: 2013 and 2014.

EXHIBIT D

FORM OF TENANT ESTOPPEL LETTER

            , 20

To:	[ , its successor and/or assigns, (“Lender”) and] (“Buyer”)

Re:	Agricultural Lease dated June 22, 2012 by and between Santa Clara Plains, LLC and Pacific Ridge Farms, LLC, an Indiana limited liability company for Ventura County APNs 147-0-040-460 and 147-0-040-46 (“Santa Clara Lease”)

Agricultural Lease dated June 22, 2012 by and between Oxnard Plains, LLC, and Pacific Ridge Farms, LLC for Ventura County APN 109-0-050-240 (“Oxnard Lease”)

Gentlemen:

Pacific Ridge Farms, LLC, as tenant (“Tenant”) under the above-referenced leases (the “Leases”) understands that you or your assigns intend to acquire the real property subject to the Leases. Tenant hereby certifies to you as follows:

A.	The Leases consists only of the documents identified above. There are no tenant inducements, rent concessions or tenant improvement allowances or other landlord obligations or concessions other than as expressly set forth in such written documents.

B.	The Leases are in full force and effect and have not been modified, supplemented, or amended. Tenants (or their subtenants under the subleases set forth in G below) are presently conducting farming operations at the Property under the Lease (or such subleases).

C.	Neither Santa Clara Plains, LLC, nor Oxnard Plains, LLC, is in default under their respective Leases, and Tenant has not given either any written notice of dispute under or arising out of the Leases.

D.	Tenant does not claim any offsets or credits against rents payable under the Leases. Tenant is not entitled to any unpaid allowance for any improvements or otherwise under the Leases.

E.	Tenant has not paid a security or other deposit with respect to the Leases.

F.	Tenant has fully paid rent under the Leases through . The current base rent and any property expenses payable by Tenant under the Leases are as follows:

Santa Clara Lease:

Oxnard Lease:

G.	Tenant has not paid any rentals in advance.

H.	The term of the Santa Clara Lease will terminate on ; and the term of the Oxnard Lease will terminate on .

I.	Tenant has not subleased or granted any license or other right to use the Property or any part of the Property to any other party, except as provided in (1) that certain Agricultural Sublease (Santa Clara Ranch) dated July 1, 2012 by and between Pacific Ridge Farms, LLC, and Eclipse Berry Farms, LLC, and (2) that certain Agricultural Sublease (Rancho De Oro) dated July 1, 2012 by and between Pacific Ridge Farms, LLC, and Eclipse Berry Farms, LLC.

J.	Tenant has no right of first refusal to option or lease additional property under the Leases; and Tenant has no right of first refusal or option to purchase the Property or any portion thereof.

K.	Tenant shall subordinate its leasehold interest in the Property to the lien of any financing Buyer may wish to obtain at any time during the lease term, pursuant to any subordination, attornment and non-disturbance agreement (“SNDA”) reasonably acceptable to such lender and Tenant promptly upon request by Buyer or such lender. Tenant shall also, upon request by Buyer its lender or by any prospective purchaser of the Property or its lender, provide a tenant estoppel in the form reasonably requested by Buyer, such purchaser or lender(s) as soon as is reasonably practicable promptly upon request by Buyer or such lender.

L.	The undersigned is authorized to execute this Tenant Estoppel Certificate on behalf of Tenant and realizes that Landlord is proposing to sell the Property to Buyer, and Gladstone, Buyer and Lender shall be entitled to rely upon this certification by Tenant.

EXHIBIT E

LEASE

1.	Agricultural Lease dated June 22, 2012 by and between Santa Clara Plains (as lessor) and Pacific Ridge Farms, LLC, an Indiana limited liability company (as lessee); and

2.	Agricultural Lease dated June 22, 2012 by and between Oxnard Plains (as lessor) and Pacific Ridge Farms, LLC, an Indiana limited liability company (as lessee).

SUBLEASE

1.	Agricultural Sublease (Santa Clara Ranch) dated July 1, 2012 by and between Pacific Ridge Farms, LLC as sublessor and Eclipse Berry Farms, LLC, a California limited liability company as sublessee; and

2.	Agricultural Sublease (Rancho De Oro) dated July 1, 2012 by and between Pacific Ridge Farms, LLC as sublessor and Eclipse Berry Farms, LLC, a California limited liability company as sublessee.

EXHIBIT F

GENERAL ASSIGNMENT

THIS GENERAL ASSIGNMENT (this “Assignment”) is entered into as of the      of             , 20    , between                      (“Assignor”), whose address is                     , and                      (“Assignee”), a                      whose address is                     .

1. Purchase Agreement; Defined Terms. This Assignment is being executed and delivered pursuant to that certain Agreement of Purchase and Sale between                     , as Purchaser, and                     , as Seller, dated as of             , 201     (the “Purchase Agreement”). Any capitalized term used but not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.

2. Assignment and Conveyance. For good and valuable consideration received by Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby bargains, sells, conveys, grants, transfers and assigns to Assignee the entire right, title and interest of Assignor in and to the following in accordance with the terms and conditions of the Purchase Agreement:

i.	The Lease;

ii.	All Personal Property;

iii.	All warranties, guarantees, bonds, licenses, building permits, certificates of occupancy, zoning certificates, and other governmental permits and licenses to and in connection with the construction, development, ownership, use, operation or maintenance of the Property or any part thereof, to the extent the same are assignable.

5. Assumption. Assignee hereby assumes the obligations of Assignor as lessor under the Lease, in each and every case only to the extent first arising from and after the date hereof. Assignor shall promptly notify Assignee in writing if any claim is made against Assignor with respect to any matter which Assignee has agreed to assume in this Assignment, specifying the nature and details of such claim. Assignor shall cooperate fully with Assignee and its counsel and attorneys in the defense against such claim in accordance with their judgment and discretion, and Assignor shall not pay or settle any such claim without Assignee’s prior written consent. No person or entity, other than Assignor, shall be deemed a beneficiary of the provisions of this Section 5.

6. Indemnity. Assignee agrees to indemnify, defend and hold Assignor harmless from and against any and all claims, damages, demands, causes of action, liabilities, judgments, losses, costs and expenses (including but not limited to reasonable attorneys’ fees) asserted against or incurred by Assignor caused by the failure of Assignee to perform any obligation under the Lease which obligation was assumed by Assignee hereunder. Assignor agrees to indemnify, defend and hold Assignee harmless from and against any and all claims, damages, demands, causes of action, liabilities, judgments, losses, costs and expenses (including but not limited to reasonable attorneys’ fees) asserted against or incurred by Assignee caused by the failure of Assignor to perform any obligation under the Lease first arising prior to the date hereof.

7. Power and Authority. Assignor represents and warrants to Assignee that it is fully empowered and authorized to execute and deliver this Assignment, and the individual signing this Assignment on behalf of Assignor represents and warrants to Assignee that he or she is fully empowered and authorized to do so.

8. Attorneys’ Fees. If either Assignee or Assignor or their respective successors or assigns file suit to enforce the obligations of the other party under this Assignment, the prevailing party shall be entitled to recover the reasonable fees and expenses of its attorneys.

9. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

10. Counterparts. This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of fewer than all of the parties but all of which shall be taken together as a single instrument.

11. Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of California.

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment the day and year first above written.

ASSIGNOR

By:
Title:

ASSIGNEE